Exhibit 99.1

Vertex Pharmaceuticals Reports 2006 Financial Results

Cambridge, MA, February 1, 2007 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported consolidated financial results for the quarter and year ended December 31, 2006.

“2006 was characterized by significant progress across our business, and in particular by advances in the clinical program for our lead investigational hepatitis C virus protease inhibitor telaprevir,” stated Joshua Boger, Ph.D., President and Chief Executive Officer of Vertex Pharmaceuticals.  “The initiation of Phase 3 clinical development for telaprevir is our primary objective for 2007, and we are now positioned to build Vertex on telaprevir.”

“We are investing and building our capabilities in key areas necessary to support the advancement of the Company — clinical development, regulatory affairs, quality control, and commercial supply chain management,” continued Dr. Boger.  “Our projected investment in these activities in 2007 is supported by our strong financial profile as we enter 2007.”

Full Year Results

For the year ended December 31, 2006, the Company’s net loss on a GAAP basis was $206.9 million, or $1.83 per share.  This included stock-based compensation expense of approximately $39.1 million, restructuring expense of approximately $3.7 million, loss on exchange of convertible subordinated notes of $5.2 million, and gains related to an investment of approximately $11.2 million, and a cumulative effect of a change in accounting principle of $1.0 million.   The net loss on a GAAP basis for the year ended December 31, 2005 was $203.4 million, or $2.28 per share.  The 2005 GAAP net loss includes stock-based compensation expense of approximately $4.6 million, restructuring expense of approximately $8.1 million, and loss on exchange of convertible subordinated notes of $48.2 million.

The non-GAAP loss, before certain charges and gains for the year ended December 31, 2006 was $171.2 million, or $1.51 per share, compared to a non-GAAP loss, before charges, of $142.4 million, or $1.60 per share for the year ended December 31, 2005.  The increase in the Company’s 2006 non-GAAP loss was significantly influenced by, among other things, increased development investment as the Company continued to advance its proprietary drug candidates.

Total revenues for the year ended December 31, 2006 were $216.4 million compared to $160.9 million for 2005.  The increase in revenues is primarily due to revenue recognized from development activities in collaboration with Janssen Pharmaceutica and Merck, which offsets a decline in revenue from the Company’s research collaborations.

Research and development (R&D) expenses for the year ended December 31, 2006 were $371.7 million, including $32.0 million of stock-based compensation, compared to $248.5 million, including $3.6 million of stock-based compensation, for 2005.  The increase primarily relates to development investment to support the global Phase 2b clinical development program, as well as to the Company’s initial commercial inventory investment for telaprevir (VX-950) and to increased charges for stock-based compensation compared to the prior year, as a result of the adoption of FAS 123R on January 1, 2006.

Sales, general and administrative (SG&A) expenses for the year ended December 31, 2006 were $57.9 million, including $7.1 million of stock-based compensation, compared to $44.0 million, including $1.1 million of stock-based compensation, for 2005.  This increase reflects building of infrastructure to support the advancement of the business.

Other income, net, for the year ended December 31, 2006 was $15.1 million, compared to other expense, net, of $5.3 million for 2005.  This increase resulted from increased investment balances, and the Company’s reduction of outstanding debt in 2005 and higher investment returns.

At December 31, 2006, Vertex had approximately $761.8 million in cash, cash equivalents and other investments.  This amount includes the up-front payment of $165.0 million received from Janssen Pharmaceutica in July and proceeds from the Company’s $330.0 million equity financing completed in September.  Vertex ended 2006 with $42.1 million in principal amount of convertible debt due September 2007 and $59.6 million in principal amount of convertible debt due February

2011.  The 2011 convertible debt has a conversion price of $14.94 and is callable commencing in February 2007. On February 2, 2007 Vertex intends to call that debt for redemption in March 2007 in accordance with the terms of the indentures governing the 2011 convertible debt. Vertex expects that the holders of notes evidencing that debt will choose to convert their notes into common stock at the applicable conversion rate rather than accept redemption, and that Vertex will therefore issue an aggregate of approximately 4.0 million shares of common stock in full satisfaction of its payment obligations under the 2011 convertible notes.  Any notes so converted will no longer be outstanding.

Key 2006 Achievements and 2007 Objectives

•                  Broad clinical development program for the hepatitis C virus (HCV) protease inhibitor telaprevir (VX-950)

•                  Vertex today announced the initiation of the PROVE 3 clinical trial.  PROVE 3 is a Phase 2b trial of telaprevir that is designed to enroll 440 patients infected with genotype-1 HCV who have not achieved a sustained viral response (SVR) with a previous interferon-based treatment.  In the trial, patients will be randomized equally across four treatment arms.  The trial is planned for more than 50 centers in the U.S., Canada and the E.U.  The treatment arms include:

•                  12 weeks of therapy, with telaprevir dosed at 750 mg every eight hours (q8h) in combination with standard doses of pegylated interferon alfa-2a (peg-IFN) and ribavirin (RBV), then continuing for another 12 weeks with peg-IFN and RBV alone; or

•                  24 weeks of therapy, with telaprevir dosed at 750 mg q8h in combination with standard doses of peg-IFN.  Patients in this arm will not receive RBV; or

•                  24 weeks of therapy, with telaprevir dosed at 750 mg q8h in combination with standard doses of peg-IFN and RBV, then continuing for another 24 weeks with peg-IFN and RBV alone; or

•                  A control arm with peg-IFN and RBV dosed for 48 weeks.  Patients in this arm who do not respond to therapy at week four or beyond will have the option to roll into treatment with telaprevir, peg-IFN and RBV under a separate protocol.

•                  Vertex expects to complete enrollment in PROVE 3 by the end of the second quarter.  This will increase to more than 1,000 the number of patients that have enrolled in telaprevir clinical trials to date.

•                  The Company expects that clinical data disclosures in 2007 from the Phase 2b PROVE program will occur principally at medical conferences, and that the disclosure of any interim information will be governed in part by the need to maintain the integrity of the PROVE data to support potential registration activities.

•                  Vertex expects that it will expand clinical development of telaprevir into important HCV sub-populations.  Vertex’s collaborator Tibotec will undertake clinical development in patients with genotype 2 and genotype 3 HCV infection.  Vertex also anticipates that it will initiate in 2007 a clinical trial exploring twice-daily dosing of telaprevir.

•                  In 2007, Vertex will manufacture registration batches of telaprevir, and will begin building an inventory of commercial supply.

•                  Vertex expects to initiate Phase 3 clinical development of telaprevir in the second half of 2007.  Vertex expects that clinical results from the PROVE 1 and PROVE 2 clinical studies will provide important information supporting the design and initiation of the Phase 3 program.  The timing of efficacy data availability from the Phase 3 program is dependent upon a number of factors, including the trial design, treatment durations, and the time required to enroll patients into the program.

•                  The current PROVE clinical program (PROVE 1, 2, and 3) has the potential to generate sufficient safety and efficacy data in a broad range of genotype 1 HCV patients,along with safety data from the Phase 3 program, to support an NDA filing in late 2008.  An NDA filing in that timeframe would also be dependent upon successful completion of all chemistry, manufacturing and controls (CMC) requirements for registration.  The Company’s current registration plan is based upon these assumptions.  If efficacy data from the Phase 3 program is required for the NDA, the filing may be later than 2008.  Discussions with regulatory authorities that are planned for mid-2007 will define the registration pathways and timelines for regulatory filings worldwide.

•                  VX-702 in Phase 2 development for rheumatoid arthritis (RA)

•                  Vertex today announced the start of a Thorough QTc study of VX-702 under an open investigational new drug (IND) application.  A Thorough QTc study is required for all small molecule drugs prior to initiation of Phase 3 development.

•                  In addition, Vertex is conducting a 12-week, 120-patient Phase 2a clinical trial to evaluate the safety, tolerability and anti-inflammatory effects of VX-702 dosed on a background of methotrexate in patients with RA.  Depending on results from the QTc study and the Phase 2a trial, the Company expects to initiate a larger 6-month Phase 2 trial on a background of methotrexate.

•                  VX-770 advancing to Phase 2 development in cystic fibrosis (CF)

•                  Vertex is on track to begin in the second quarter of 2007 a Phase 2 clinical trial of VX-770 in patients with CF.

•                  VX-680 (MK-0457) Phase 2 trial underway in treatment-resistant leukemias

•                  Vertex’s collaborator Merck is conducting a Phase 2 clinical trial with VX-680 (MK-0457) in patients with treatment-resistant chronic myelogenous leukemia (CML) and Philadelphia chromosome-positive acute lymphocytic leukemia (PH+ ALL) containing the T315I BCR-ABL mutation.  The trial is expected to enroll 270 patients at sites in the United States, the European Union, and several other countries.  The trial has been designed to demonstrate the effectiveness of VX-680 in one or more cancer indications for which there is currently little or no effective treatment.

•                  VX-883, a novel investigational antibiotic active against multi-resistant strains, advancing in 2007

•                  Vertex expects to advance VX-883 in preclinical development in 2007. VX-883 is a novel dual-mechanism investigational antibiotic with in vitro activity against a broad spectrum of bacterial pathogens, including multi-drug resistant strains.  Upon completion of certain preclinical activities, the Company plans to initiate a Phase 1 clinical trial of VX-883 in 2007.

Full Year 2007 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

“In 2007, we are focused on maintaining a strong financial profile that will enable us to continue to invest in late-stage development and commercial activities for telaprevir,” said Ian Smith, Executive Vice President and Chief Financial Officer of Vertex.  “Our increased 2007 loss guidance compared to 2006 is primarily due to our need to significantly invest in commercial supply to support markets where we expect to launch telaprevir. We remain committed to managing our capital and resources, commensurate with the risk and advancement of telaprevir.”

Loss: Vertex anticipates a non-GAAP loss for 2007, excluding restructuring charges and stock-based compensation expense, in the range of $300 to $330 million.  Vertex expects that the full year 2007 GAAP net loss will be in the range of $360 to $390 million.  The 2007 GAAP net loss includes an estimate of stock-based compensation expense of approximately $55 million, and restructuring expense of approximately $5 million as a result of imputed interest charges relating to the restructuring accrual.

Revenues: Vertex expects that full year 2007 total revenue will be in the range of $280 to $320 million. This includes:

•                  HIV product royalties of approximately $45 million

•                  Approximately $200 to $240 million of revenues from collaborative R&D funding and milestones from existing collaborations.  It is expected that up to $80 million of milestone revenue could be achieved primarily based on clinical advancement of telaprevir.

•                  Approximately $35 million of revenues from potential new collaborations

Research and Development (R&D) Expense: The Company expects that R&D expense will be in the range of $560 to $600 million for 2007, inclusive of approximately $45 million of stock-based compensation expense. This R&D expense includes approximately $110 to $130 million of commercial supply investment for telaprevir, which is considered an expense due to telaprevir’s stage of development.

Sales, General and Administrative (SG&A) Expense: Vertex expects SG&A expense to be in the range of $80 to $90 million in 2007, inclusive of approximately $10.0 million of stock-based compensation expense.

Cash, Cash Equivalents and Other Investments: Vertex expects cash, cash equivalents and available for sale securities to be in excess of $450 million at the end of 2007.  In 2007, Vertex expects to continue to seek to manage its convertible debt obligations.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex provides its full year 2006 and 2005 loss and guidance for 2007 loss excluding, in each case, restructuring charges, stock-based compensation expense, loss on exchange of convertible subordinated notes and net gains related to an investment, which in each case results in a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance. A reconciliation of non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and bacterial infection. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements that Vertex expects that (i) it is positioned to build the Company on telaprevir; (ii) initiation of Phase 3 clinical trials for telaprevir will be its primary objective for 2007; (iii) it will invest and build capabilities in clinical development, regulatory affairs, quality control and commercial supply chain management to support advancement of the Company, and that projected investments in these activities in 2007 will be supported by a strong financial profile as the Company enters 2007; (iv) on February 2, 2007, it will call the outstanding Convertible Senior Subordinated Notes due 2011 for redemption in March 2007; (v) holders of 2011 Notes will choose to convert their 2011 Notes into common stock rather than accept redemption, and the Company will issue approximately 4.0 million shares of common stock upon conversion of the 2011 Notes; (vi) PROVE 3 will be enrolled and conducted as described; (vii) PROVE 3 will increase to more than 1,000 the number of patients enrolled in telaprevir clinical trials; (viii) it will complete enrollment in PROVE 3 by the end of the second quarter of 2007; (ix) clinical results from the global Phase 2b PROVE program will provide important information supporting the design and initiation of Phase 3 clinical trials of telaprevir in the second half of 2007; (x) clinical data disclosures in 2007 from the Phase 2b PROVE program will occur principally at medical conferences; (xi) it will expand clinical development of telaprevir into important HCV sub-populations, and that its collaborator Tibotec will undertake clinical development in patients with genotype 2 and genotype 3 HCV infection; (xii) it will initiate in 2007 a clinical trial exploring twice-daily dosing of telaprevir; (xiii) in 2007, it will manufacture registration batches of telaprevir and will begin building an inventory of commercial supply; (xiv) the current PROVE clinical program has the potential to generate sufficient safety and efficacy data in a broad range of genotype 1 HCV patients, along with safety data from the Phase 3 program, to support an NDA filing for telaprevir in 2008; (xv) discussions with regulatory authorities that are planned for mid-2007 will define the registration pathways and timelines for regulatory filings for telaprevir worldwide; (xvi) depending on results from the Thorough QTc study and Phase 2a clinical trial of VX-702, it will initiate a larger 6-month Phase 2 clinical trial of VX-702 on a background of methotrexate; (xvii) the Phase 2 clinical trial for VX-680 will enroll 270 patients; (xviii) it will advance VX-883 in preclinical development and initiate a Phase 1 clinical trial of VX-883 in 2007; (xix) it will be able to invest in late-stage development and commercial activities for telaprevir; (xx) the Company’s projected 2007 annual loss, revenues, R&D expense, commercial supply investment, SG&A expense and cash position, will be within the ranges stated above in the Company’s financial guidance; and (xxi) the Company’s estimates of its stock-based compensation expenses will be as stated above. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements.  Those risks and uncertainties include, among other things, that the outcomes for each of its planned clinical trials and studies, and in particular its planned clinical trials of telaprevir, may not be favorable, that regulatory authorities may not allow the Company’s planned trials to proceed as designed, due to varying interpretations of existing and expected data or disagreements over trial design or for other reasons, that the Company’s current plans are to build its organization based on telaprevir, which is an investigational drug candidate in Phase 2b clinical trials, that enrollment may be more difficult or slower than the Company currently anticipates or that planned clinical trials may not start when planned due to regulatory issues, site startup delays, availability of clinical trial material or other reasons, that regulatory authorities will require more extensive data for a telaprevir NDA filing thus delaying the filing, that one or more of the Company’s assumptions underlying its revenue expectations — including clinical and scientific progress that could lead to milestone payments under existing collaboration agreements or other payments under new collaborations — or its expense expectations — including estimates of the variables that go into determining  stock-based compensation expenses — will not be realized,  or that Vertex will be unable to realize one or more of its financial objectives for 2007 due to unexpected and costly program delays or any number of other financial, technical or collaboration considerations, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely affect the commercial potential for the Company’s product candidates in HCV or other potential indications, that due to scientific, medical or technical developments, the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate revenue, that Vertex will be unable to enter into new collaborative relationships on acceptable terms, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through the Company’s website at www.vrtx.com.  Vertex disclaims any obligation to update the information contained in this press release as new data become available.

Vertex Pharmaceuticals Incorporated
2006 Fourth Quarter and Twelve Month Results
Consolidated Statements of Operations Data
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Revenues:
Royalties	$12,122	$9,743	$41,208	$32,829
Collaborative and other R&D revenues	82,132	54,013	175,148	128,061
Total revenues	$94,254	$63,756	$216,356	$160,890

Costs and expenses:
Royalty payments	3,177	2,783	12,170	10,098
Research and development	109,146	68,158	371,713	248,540
Sales, general & administrative	15,838	12,811	57,860	43,990
Restructuring expense	1,026	6,398	3,651	8,134
Total costs and expenses	129,187	90,150	445,394	310,762
Loss from operations	$(34,933)	$(26,394)	$(229,038)	$(149,872)
Other income (expense), net	8,319	152	15,069	(5,332)
Gain (loss) related to an investment	(730)	—	11,183	—
Loss on exchange of convertible subordinated notes	—	(11,889)	(5,151)	(48,213)
Loss from continuing operations before cumulative effect of a change in accounting principle — FAS 123R	$(27,344)	$(38,131)	$(207,937)	$(203,417)
Cumulative effect of a change in accounting principle — FAS 123R	—	—	1,046	—
Net loss	$(27,344)	$(38,131)	$(206,891)	$(203,417)

Basic and diluted loss per common share before cumulative effect of a change in accounting principle — FAS 123R	$(0.22)	$(0.38)	$(1.84)	$(2.28)

Cumulative effect of a change in accounting principle — basic and diluted	—	—	$0.01	—

Basic and diluted net loss per share	$(0.22)	$(0.38)	$(1.83)	$(2.28)

Basic and diluted weighted average number of common shares outstanding	123,942	100,535	113,221	89,241

Non-GAAP Loss Reconciliation (Note 1)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
GAAP Net Loss	$(27,344)	$(38,131)	$(206,891)	$(203,417)
Pro Forma Adjustments:
Stock-based compensation expense included in R&D (Note 2):	$8,287	$1,052	$32,002	$3,567
Stock-based compensation expense included in SG&A (Note 2):	1,804	505	7,135	1,065

Total stock-based compensation expense	$10,091	$1,557	$39,137	$4,632

Gain (loss) related to an investment (Note 6)	730	—	(11,183)	—

Loss on exchange of convertible subordinated notes (Note 5)	—	11,889	5,151	48,213

Restructuring expense (Note 4)	1,026	6,398	3,651	8,134

Cumulative effect of a change in accounting principle — FAS 123R (Note 3)	—	—	$(1,046)	—

Non-GAAP loss	$(15,497)	$(18,287)	$(171,181)	$(142,438)

Basic and diluted non-GAAP loss per share	$(0.13)	$(0.18)	$(1.51)	$(1.60)

Note 1:  Financial results are provided both in accordance with generally accepted accounting principles (GAAP) in the United States and using certain non-GAAP financial measures.  These results are provided as a complement to the results in accordance with GAAP because management believes these non-GAAP measures help indicate underlying trends in the Company’s business, and uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, to manage the Company’s business and to evaluate its performance.

Note 2:  For the three and twelve months ended December 31, 2006, the Company incurred $10.1 million and $39.1 million, respectively, in stock compensation expense of which $8.3 million and $32.0 million, respectively, is included in research and development expenses and $1.8 million and $7.1 million, respectively, is included in sales, general and administrative expenses.  Stock compensation expense includes costs associated with restricted stock, stock option awards, and employee stock purchase shares, which were recorded in connection with provisions of FAS 123(R), “Share-Based Payment.”  FAS 123(R) requires companies to record stock-based payments in the financial statements using a fair value method.  The Company adopted FAS 123(R) on a modified prospective basis beginning January 1, 2006.  For the three and twelve months ended December 31, 2005, the Company recorded $1.6 million and $4.6 million, respectively, of stock compensation expense relating to restricted stock awards.

Note 3: FAS 123(R) requires the Company to recognize expense only for shares expected to vest, and this results in the Company being required to estimate forfeitures on grant date.  During the twelve months ended December 31, 2006 the Company recorded a $1.0 million benefit due to the cumulative effect of estimating forfeitures on the grant date rather than recording them as they occur.

Note 4: For the three and twelve months ended December 31, 2006, the Company incurred restructuring expense charges of $1.0 million and $3.7 million, respectively. These charges are primarily a result of the imputed interest charge related to the restructuring liability.

For the three and twelve months ended December 31, 2005, the Company incurred restructuring charges. The charge for the three months ended December 31, 2005 was $6.4 million, which includes estimated incremental net ongoing lease obligations as well as an imputed interest cost relating to the restructuring accrual. For the twelve months ended December 31, 2005, the Company recorded $8.1 million of net restructuring expense which includes a credit for reversing a portion of the restructuring liability related to the space that Vertex decided to occupy, offset by estimated incremental net ongoing lease obligations for the remainder of the space and imputed interest costs on the restructuring liability.

The expense and the related liability have been estimated in accordance with FASB 146 “Accounting for Costs Associated with Exit or Disposal Activities” and are reviewed quarterly for changes in circumstances.

Note 5: In the third quarter 2006, the Company exchanged approximately 4.1 million shares of the Company’s common stock for approximately $58.3 million in aggregate principal amount of outstanding 5.75% Convertible Senior Subordinated Notes due 2011, plus accrued interest. As a result of the exchange, the Company incurred a non-cash charge of approximately $5.2 million related to the incremental shares issued in the transaction over the number that would have been issued upon the conversion of the notes under the original terms.

In the fourth quarter 2005, holders of 5.75% Convertible Subordinated Notes due 2011 exchanged $114.5 million in aggregate principal amount plus accrued interest, for approximately 8.1 million shares of common stock. As a result of the exchange, a non-cash charge of approximately $11.9 million was incurred. This charge is related to the incremental shares issued in the transaction over the number that would have been issued upon conversion of the notes under the original terms.

In the third quarter 2005, holders of 5% Convertible Subordinated Notes due 2007 exchanged $40.5 million in aggregate principal amount plus accrued interest, for approximately 2.5 million shares of common stock. As a result of the exchange, a non-cash charge of approximately $36.3 million was incurred. This charge is related to the incremental shares issued in the transaction over the number that would have been issued upon conversion of the notes under the original terms.

Note 6: In the third quarter 2006, the Company owned warrants to purchase shares of Altus common stock. In accordance with FAS 133, “Accounting for Derivative Instruments and Hedging Activities,” the Company recorded the warrants on the balance sheets at a fair market value of $19.1 million and recorded an unrealized gain on the fair market value of the warrants of $4.3 million.   In October 2006, the Company sold warrants for approximately $18.3 million, resulting in a realized loss of $0.7 million.

In the third quarter of 2006, the Company sold 817,749 shares of Altus Pharmaceuticals common stock for approximately $11.7 million, resulting in a realized gain of approximately $7.7 million.

Note 7: In the third quarter 2006, the Company completed a public offering of 10,000,000 shares of common stock, including the underwriters’ allotment of 900,000 shares, at a price of $33.00 per share. This transaction resulted in net proceeds of approximately $313.3 million. The net proceeds include an underwriting discount of approximately $15.7 million and other expenses that were recorded as an offset to additional paid-in-capital.

Vertex Pharmaceuticals Incorporated
2006 Fourth Quarter Results
Condensed Consolidated Balance Sheets Data
(In thousands)
(Unaudited)

	December 31, 2006	December 31, 2005
Assets
Cash, cash equivalents and other investments	$761,752	$407,510
Other current assets	66,780	23,898
Property, plant and equipment, net	61,535	54,533
Restricted cash	30,258	41,482
Other noncurrent assets	1,254	21,575
Total assets	$921,579	$548,998

Liabilities and Equity
Other liabilities	$110,640	$54,443
Accrued restructuring expense	33,073	42,982
Deferred revenue	150,184	32,300
Collaborator development loan (due 2008)	19,997	19,997
Convertible notes (due 2007)	42,102	42,102
Convertible notes (due 2011)	59,648	117,998
Stockholders’ Equity	505,935	239,176
Total liabilities and equity	$921,579	$548,998
Common shares outstanding (Note 7)	126,121	108,153

Conference Call and Webcast: Full Year 2006 Financial Results:

Vertex Pharmaceuticals will host a conference call today, February 1, 2007 at 5:00 p.m. ET to review financial results and recent developments.  This call will be broadcast via the Internet at www.vrtx.com in the investor center.  Alternatively, to listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website, www.vrtx.com.

The call will be available for replay via telephone commencing February 1, 2007 at 8:00 p.m. ET running through 5:00 p.m. ET on February 8, 2007.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 6562724.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. ET on February 15, 2007.

Vertex’s press releases are available at www.vrtx.com.

Vertex Contacts:

Lynne H. Brum, Vice President, Strategic Communications, (617) 444-6614
Michael Partridge, Director, Corporate Communications, (617) 444-6108
Lora Pike, Manager, Investor Relations, (617) 444-6755